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                   EXHIBIT 21.0 - SUBSIDIARIES OF REGISTRANT

                 The Registrant only has one subsidiary, as follows, which is wholly owned by the Registrant:

                 Tellurian Press, Inc., a California corporation, which was incorporated on July 2, 1996, and conducts business under the trade name "Sierra Press, Inc." pursuant to a Fictitious Business Name Statement filed on July 9, 1996 with the County Clerk of the County of Mariposa, State of California. The Fictitious Business Name Statement expires on July 9, 2001, but may be renewed for another five year term immediately prior to that date.